As filed with the Securities and Exchange Commission on December 31, 1997
                                                      Registration No. 333-14631

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------

                   POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3
                                       TO
                                   FORM SB-2*
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                            THE MILLBROOK PRESS INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                                              06-1390025
(State or other jurisdiction of                              (I.R.S. Employer
Incorporation or organization)                            Identification Number)

                             2 Old New Milford Road
                          Brookfield, Connecticut 06084
                                 (203) 740-2220
                      ------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                               Mr. Jeffrey Conrad
                            The Millbrook Press Inc.
                             2 Old New Milford Road
                          Brookfield, Connecticut 06084
                                 (203) 740-2220
      (Name, address and telephone number of agent for service of process)
                      ------------------------------------

                                   Copies to:

                              Steven Wolosky, Esq.
                          Kenneth A. Schlesinger, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                      ------------------------------------

         Approximate date of commencement of proposed sale to the public as soon as practicable after this Registration Statement becomes effective.

                      ------------------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

--------
(*)               The Registrant  previously  filed a Registration  Statement on
Form SB-2 (Registration No. 333- 14631), whereby the Registrant registered among other things the resale of 875,000 shares of Common Stock of the Registrant underlying warrants and 170,000 shares of Common Stock underlying Common Stock Purchase Options. This Post-Effective Amendment relates to shares of Common Stock and converts the Form SB-2 Registration Statement to a Form S-3 and updates certain information contained therein.

                  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 31, 1997

PRELIMINARY PROSPECTUS

                        1,045,000 Shares of Common Stock

                            THE MILLBROOK PRESS INC.

                          Common Stock ($.01 par value)

         This Prospectus relates to the reoffer and resale by certain selling shareholders (the "Selling Shareholders" or "Selling Securityholders") of an aggregate of 1,045,000 shares (the "Selling Shareholder Shares") of the Common Stock, $.01 par value per share (the "Common Stock"), of The Millbrook Press Inc., a Delaware corporation (the "Company"), of which (i) 875,000 shares of Common Stock (the "1996 Warrant Shares") are issuable by the Company upon exercise of certain warrants (the "August 1996 Warrants") which were issued in connection with a private placement in August 1996 and (ii) 170,000 shares of Common Stock (the "Purchase Option Shares") are issuable by the Company upon the exercise of certain Common Stock purchase options (the "Purchase Options") previously issued by the Company to GKN Securities Corp., or its designees, the underwriter of the Company's initial public offering. The Selling Shareholder Shares are sometimes referred to herein as the "Shares". See "Principal and Selling Stockholders," "Plan of Distribution" and "Description of Securities."

         The 1996 Warrant Shares and the Purchase Option Shares will be issued if, as and when they are exercised by the holders thereof. The Company will receive the proceeds from the exercise of the August 1996 Warrants and the Purchase Options, the net proceeds of which will amount to $3,607,750 if all August 1996 Warrants and Purchase Options are exercised, after deducting the estimated expenses of this Offering.

         The Company's Common Stock is publicly traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol ("MILB") and on the Boston Stock Exchange under the symbol ("MILB"). On December 29, 1997, the last sales price of the Common Stock on Nasdaq was $4.50.

--------------------------------------------------------------------------------
             AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
           A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS
           WHO CAN AFFORD THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT.
    SEE "RISK FACTORS" AND "DILUTION" ON PAGES 7 AND 13 OF THIS PROSPECTUS.
--------------------------------------------------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
   OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

         This Offering is self-underwritten; neither the Company nor any Selling Shareholders have employed an underwriter for the resale of any of the Selling Shareholder Shares. The Company will bear all expenses of this Offering other than discounts, concessions or commissions on the resale of the Selling Shareholder Shares.

         The Selling Shareholders have advised the Company that the resale of their Selling Shareholder Shares may be effected from time to time in one or more transactions on Nasdaq or the Boston Stock Exchange, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Selling Shareholder Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling

Shareholders and/or the purchasers of the Selling Shareholder Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring the Selling Shareholder Shares from the Selling Shareholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution."

--------------------------------------------------------------------------------

                The date of this Prospectus is December 31, 1997

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated in this Prospectus by reference:

                  (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 1997.

                  (b) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended October 31, 1997.

                  (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on December 10, 1996.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering of the Shares of Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Mr. Jeffrey Conrad, President, 2 Old New Milford Road, Brookfield, Connecticut 06084, telephone number (203) 740-2220.

         The Company intends to furnish its shareholders with annual reports containing financial statements audited and reported upon by its independent accounting firm, quarterly reports containing unaudited interim financial information and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

         This Prospectus includes references to trademarks of entities other than the Company which have reserved all rights with respect to their respective trademarks.

                                     SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.


                                   The Company

         The Millbrook Press Inc., a Delaware corporation (the "Company"), headquartered in Brookfield, Connecticut, is a publisher of children's nonfiction books, in both hardcover and paperback, for the school and library market and the consumer market. Since its inception, the Company has published more than 800 hardcover and 340 paperback books under its Millbrook and Copper Beech imprints. The Company's books have been placed on numerous recommended lists by libraries, retail bookstores, and educational organizations. Books published under the Millbrook imprint have evolved from information-intensive school and library books to include its current mix of highly graphic, consumer-oriented books. Therefore, many of its books can be distributed to the school and public library market as hardcover books while being simultaneously distributed to the consumer market as either hardcover or paperback books.

         The consumer market in children's books consists of books purchased by consumers through the traditional bookstores including national chains such as Barnes & Noble, Borders and Waldenbooks, educational chain stores such as Zainy Brainy, Learningsmith, and Noodle Knoodle and mass merchandisers including K-Mart, Target, and the Warehouse Clubs; as well as the non-traditional distribution channels such as direct sales, catalogs, direct mail, book clubs, book fairs, non-book retail stores, and on a smaller scale, certain museums, national parks, historical sites, and theme parks, gift shops and toy stores.

         The  Company's   address  is  2  Old  New  Milford  Road,   Brookfield,
Connecticut 06084 and its telephone number is (203) 740-2220.

Recent Developments

         On December 5, 1997 the Company closed an Asset Purchase Agreement whereby the Company purchased certain assets of Twenty-First Century Books, a division of Henry Holt & Co., Inc. ("Holt"). The purchase was effective as of December 1, 1997. Under this agreement, the Company paid Holt $2,300,000 for the assets, which included inventory, pre-production costs, royalty advances, fixed assets and imprints of Twenty-First Century's Books. The purchase price is subject to downward adjustments based on a joint audit of the purchased assets by the Company and Holt. Accordingly, the Company paid Holt $2,000,000 at closing and the remaining $300,000 is being held in escrow pending completion of the joint audit. The Company financed the acquisition through a loan of $2,300,000 under its line of credit with People's Bank.

                                  The Offering



Securities Offered by the Company.......   0 Shares.

Securities Offered for resale
by the Selling Shareholders.............   875,000  August 1996  Warrant  Shares
                                           and 170,000 Purchase Option Shares.

Common Stock Outstanding................   3,455,000(1) shares of  Common  Stock
                                           before  the  exercise  of the  August
                                           1996   Warrants   and  the   Purchase
                                           Options,   and  4,500,000  shares  of
                                           Common Stock assuming the exercise of
                                           the  August  1996  Warrants  and  the
                                           Purchase Options.

Boston Stock Exchange and
Nasdaq Symbol...........................   Common Stock: MILB


--------
(1) Does not include (i) 675,000 shares of Common Stock reserved for issuance upon exercise of stock options which may be granted under the Company's non-qualified 1994 Stock Option Plan ("1994 Plan"), of which options to purchase 438,500 shares of Common Stock have been granted; (ii) 875,000 shares of Common Stock reserved for issuance upon the exercise of the August 1996 Warrants; and
(iii) 170,000 shares of Common Stock reserved for issuance upon the exercise of the Purchase Options.

                                 Use of Proceeds

         The Company could receive up to $3,607,750 in proceeds from the exercise of the August 1996 Warrants and the Purchase Options. The Company intends to apply the net proceeds of this Offering for working capital and general corporate purposes, including product development, a reduction of the Company's outstanding indebtedness under its line of credit or for the acquisiton of fully developed products or businesses complementary to the Company's operations (although the Company is not currently negotiating to acquire any business and has no commitments, understandings or arrangements with respect to any such acquisition) and the enhancement of marketing capabilities. See "Use of Proceeds."

                                  Risk Factors

         THE   SECURITIES   OFFERED  HEREBY  INVOLVE  A  HIGH  DEGREE  OF  RISK.
PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS.

         HISTORY OF LOSSES; ACCUMULATED LOSSES. While the Company had net income of $251,000 in the three months ended October 31, 1997, the Company has incurred significant losses in prior periods. For the fiscal years ended July 31, 1996 and July 31, 1997, the Company had net losses of $463,000 and $858,000 respectively. At October 31, 1997, the Company had an accumulated loss of $4,042,000. The ability of the Company to achieve profitability in the future or, if achieved, to sustain profitability, will depend in part upon the successful and timely introduction of new products, the successful marketing of its existing products and the Company s ability to collect trade receivables in a timely manner. There can be no assurance that the Company will be able to sustain net sales in the future or achieve profitability irrespective of the level of net sales.

         NEED FOR MARKET ACCEPTANCE OF PRODUCTS. The nature of the publishing industry is that net sales derived from more successful books will be used to cover the costs or development and production of less successful books. While the Company experienced an approximately 27% increase in net sales from the fiscal year ended July 31, 1996, to the fiscal year ended July 31, 1997 and a 21% increase in net sales from the three months ended October 31, 1996 to the three months ended October 31, 1997, there can be no assurance that this growth will continue. The Company's continued success depends on the timely introduction of successful new books and sequels or updates to existing books to replace declining net sales from older books. Although the Company intends to make substantial investments in product development each year and is continually seeking new product opportunities, there can be no assurance that any of the Company's new books will achieve market acceptance or that, if accepted, such acceptance will be sustained for a period long enough to recoup costs or realize profits. If market acceptance is not sustained, the Company may be required to write-down unsold excess inventory and/or accept substantial product returns to maintain access to its distribution channels.

         DEPENDENCE ON KEY ACCOUNTS. Approximately 61% of the Company's sales in the school and public library market in the fiscal year ended July 31, 1997 (or 38% of the Company's net sales) were from wholesale accounts. One such wholesale account, Baker & Taylor, accounted for approximately 31% of total wholesale sales attributable to the Company's school and public library business in the fiscal year ended July 31, 1997 (or 12% of the Company's net sales). Approximately 69% of the Company's sales in the consumer market in the fiscal year ended July 31, 1997 (or 27% of the Company's net sales) were from wholesale accounts. One such wholesale account, Ingram Book Company ("Ingram"), accounted for approximately 22% of total wholesale sales attributable to the Company's consumer business in the fiscal year ended July 31, 1997 (or 6% of the Company's net sales). The Company expects to continue to depend on a relatively small number of wholesalers for a significant percentage of its sales, particularly since a relatively small number of wholesalers in the publishing industry account for a significant portion of wholesale sales. The Company has no contracts with any of such wholesalers and significant reductions in sales to any one or more of the Company's largest wholesalers would have a material adverse effect on the Company's results of operations.

         POTENTIAL ADVERSE IMPACT OF RETURNS. The practice in the publishing industry is to permit customers, including wholesalers and retailers, to return merchandise. The Company gives credit for books that are returned and establishes reserves as a deduction from gross sales for returns. Historically, returns have been approximately 9% of the Company's gross sales to school and public library wholesalers. For the fiscal year ended July 31, 1997, consumer sales returns were approximately 24% of gross consumer sales. The rate of return can have a significant impact on quarterly results since certain wholesalers have in the past returned a large quantity of products at one time irrespective of marketplace demand for such products, rather than spreading out the returns during the course of the year. In both the school and public library and consumer markets, the Company now offers a preferential discount for non-returnability, an option being taken by an increasing number of customers. Although the Company believes its reserves have been adequate to date, there can be no assurance that returns by customers in the future will not exceed these historical levels or that the actual returns will not exceed the amount of reserves in the future. In the event that the amount of reserves proves to be inadequate, the Company's results of operation and financial condition will be adversely affected.

         SEASONAL BUSINESS; QUARTERLY FLUCTUATIONS. A substantial portion of the Company's business is highly seasonal, causing significant variations in operating results from quarter to quarter. In the fiscal year ended July 31 1997, 64% of total net sales were derived from the school and public library market. In the school and public library market, net sales typically tend to be lowest in the second calendar quarter and highest in the third calendar quarter, as schools purchase heavily in anticipation of opening in September. In the fiscal year ended July 31 1997, 36% of total net sales came from the consumer market. The consumer market also tends to be highly seasonal and, given the importance of holiday gift sales, a large proportion of net sales can occur in the third calendar quarter in anticipation of the holiday gift season. The Company can exercise very little control over the timing of customer orders, particularly those of wholesalers; thus orders anticipated in the second calendar quarter, for example, may fall into the third calendar quarter, thereby affecting both quarters' results. In addition, even when customer orders are placed, such orders generally are cancelable at any time without penalty. Due to the long product development cycle of books (nine to 18 months), the Company generally must enter into product development commitments prior to having firm orders. In any quarter where sales fall below the Company's expectations, the Company's financial results will be negatively impacted because expenses based on those expectations have already been incurred in advance of actual receipt of orders. As a result, there can be no assurance that the Company can maintain sufficient flexibility with respect to its working capital needs and its ability to manufacture products to be able to minimize the adverse effects of an unanticipated shortfall in or increase in demand for its products. Failure to predict accurately and respond to consumer demand may cause the Company to produce excess inventory which could result in write-offs. Conversely, if a product achieves greater success than anticipated, the Company may not have sufficient inventory to meet customer demand, thereby losing sales.

         COMPETITION. Children's book publishing in the school and public library market and in the consumer market is fragmented and highly competitive. There are many publishers in the school and public library market who publish materials similar to the Company's product offerings. The Company also competes with a large number of other publishers for retail shelf space in large bookstore chains. A number of these competitors have considerably greater financial and marketing resources than the Company, including Childrens Press, Dorling Kindersley Publishing Inc., Franklin Watts Inc., Gareth Stevens Inc., Lerner Publications Co. and Troll Communications in the school and public library market and Barron's Educational Series Inc., Candlewick Press, Dorling Kindersleg Inc., Larousse Kingfisher Chambers Inc., Random House Inc. and Usborne Publishing Ltd in the consumer market. In addition to competition among like types of publishing programs, the overall competition for limited educational budgets is intense when other producers of materials used in classrooms and libraries are included, especially producers and distributors of electronic hardware and software. Increased competition may result in the loss of school and public library accounts, loss of shelf space for the Company's books at retail stores and significant price competition, any of which could adversely affect the Company's operating results.

         DEPENDENCE ON GOVERNMENT FUNDING. The majority of the school and public library funding is dependent on government funding from federal, state and local authorities. Budget deficits affecting these three levels of government have limited the availability of funding for school libraries and educational programs. The school library market is especially affected by budget cutbacks as library expenditures and needs are typically considered less important than the expenditures and needs of the classroom. Continued restraints in the future on federal, state and local support for educational funding could have an adverse effect on the Company's financial condition and results of operations.

         DEPENDENCE ON QUALIFIED PERSONNEL; DEPENDENCE ON MANAGEMENT. The ability to attract and retain highly competent executives, professionals, sales personnel and other employees is critical to the ongoing success of the Company. A stable and skilled work force is essential to establishing and maintaining relationships with authors, illustrators, vendors and customers, and such relationships are critical to the Company's long-term growth. The Company has not experienced any difficulties in attracting and retaining qualified personnel, although there can be no assurance that it will not encounter such problems in the future. In particular, the Company's operations are dependent on the efforts of Jeffrey Conrad (the Chief Executive Officer and President) and Jean E. Reynolds (Senior Vice President-Publisher). The Company has employment agreements with Mr. Conrad and Ms. Reynolds which expire in October 1999 and September 1999, respectively. The Company has obtained a "key person" insurance policy on the life of Mr. Conrad in the amount of $1,000,000, under which the Company is the beneficiary. The loss of the services of any one of the above named persons could have a material adverse effect on the Company.

         DEPENDENCE ON CO-PUBLISHING RIGHTS/RELATIONSHIPS. The Company sells books developed by its own editorial staff and authors, books fully developed by other publishers and purchased by Millbrook, as well as books co-developed by Millbrook and other publishers as a way of spreading production costs and risks. Such multiple sourcing utilizes a broad band of creative talent to generate book concepts through finished books. Approximately 14% of the Company's net sales in the fiscal year ended July 31, 1997, were derived from products sourced from outside publishers and packagers. Competition for these arrangements is substantial and the Company competes directly with larger companies having greater financial and marketing resources. Although the Company has been successful in developing such relationships in the past, there can be no assurance that it will continue to enjoy such success in the future.

         DEPENDENCE ON AUTHORS, ILLUSTRATORS. The ability to attract successful and highly qualified authors and illustrators is critical to the ongoing success of the Company. Competition for this type of resource is intense and authors and illustrators have many options in terms of publisher affiliation. The Company has been successful in developing long-term relationships with a number of excellent authors and illustrators in the past, but there can be no assurance that the Company can continue to retain superior-quality authors and illustrators in the future.

         DEPENDENCE ON THIRD PARTY MANUFACTURERS; ABILITY TO OFFSET MANUFACTURING COSTS. The Company's books are printed and bound by third-party manufacturers who pass on certain costs, including paper costs, to the Company. The Company requires substantial amounts of high-quality paper to manufacture its products, and in periods of short supply, competition for paper can be substantial, increasing the cost of manufacturing. To cover such costs, the Company has been successful in raising prices of its books in the past, but there can be no assurance that the Company will be able to raise prices in the future. Management believes that current arrangements for the manufacture of the Company's books are satisfactory for the Company's anticipated requirements. Nevertheless, there can be no assurance that in the future these third parties' manufacturing capacities will be sufficient to satisfy the Company's requirements, that interruptions or delays in manufacturing will not adversely affect the Company's operations, or that alternative manufacturing sources will be available to the Company on commercially reasonable terms or at all. In particular, due to the short-run nature of the Company's manufacturing needs, the Company, is restricted to a select list of specialty book manufacturers. During fiscal year 1997, Worzalla Publishing, Inc. ("Worzalla") and Aladdin provided approximately 80% of the Company's printing and bindings needs. The Company has no contract with Worzalla and while the Company believes that other specialty book manufacturers would be available, if necessary, the inability of the Company to obtain printing for its books at favorable prices, or at all, could have a material adverse effect on the Company's results of operations.

         BROAD DISCRETION IN APPLICATION OF PROCEEDS. All of the net proceeds of the Offering have been allocated to working capital and general corporate purposes. The Company will have broad discretion regarding how and when such proceeds will be applied and will use a portion of such proceeds to pay salaries, including salaries of its executive officers. See "Use of Proceeds."

         DEPENDENCE ON CREDIT FACILITY. The Company entered into the Loan and Security Agreement in December 1995 which was subsequently amended on June 17, 1997. Under the amended terms of the Loan and Security Agreement, the Company has available a $4,000,000 revolving line of credit and People's Bank has taken a first- priority security interest in substantially all of the Company's assets, which assets serve as collateral for the Loan and Security Agreement. In the event that the Company is in default under the Loan and Security Agreement in the future or is unable to repay or refinance such loan upon maturity,
People's Bank could foreclose its lien which would have a material adverse effect on the Company. As of October 31, 1997, the Company had $331,000 outstanding under the Loan and Security Agreement. Subsequent to October 31, 1997, the Company borrowed an additional $2,300,000 from People's Bank to finance the acquisition of Twenty-First Century Books. See "The Company -- Recent Developments."

         MANAGEMENT OF GROWTH. The Company has experienced significant growth in recent years, and this growth has placed significant demands on the Company's management, operational and financial resources. There can be no assurance that management will be effective in attracting and retaining additional qualified personnel, expanding the Company's physical facilities, integrating acquired businesses or otherwise managing growth. If the Company is unable to manage growth effectively, the Company's business, financial condition and operating results could be materially adversely affected.

         CONTROL BY CURRENT STOCKHOLDERS, DIRECTORS AND OFFICERS. The Company's current principal stockholders, directors and officers, and certain of their affiliates, will beneficially own approximately 37.2% of the outstanding Common Stock after this Offering and will have significant influence over the outcome of all matters submitted to the stockholders for approval, including the election of directors of the Company, thereby enabling such current principal stockholders, directors and officers, and their affiliates to control all major decisions of the Company. Furthermore, such concentration of ownership may have the effect of preventing a change in control of the Company. See "Description of Securities."

         POTENTIALLY LIMITED TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. The Common Stock is listed on Nasdaq. Under recently implemented Nasdaq rules, in order for the Company to remain eligible for listing on Nasdaq, (i) the Company's Common Stock must have a minimum bid price of $1.00, (ii) the Company must have the minimum tangible net assets of $2,000,000 or a market capitalization of $35,000,000 or net income of $500,000 in two of the three prior years, (iii) the Company must have a public float of at least 500,000 shares with a market value of at least $1,000,000 and the Common Stock must have at least two market makers and be held of record by at least 300 stockholders. While the Company currently satisfies the Nasdaq listing and maintenance standards, the failure to meet the maintenance criteria in the future may result in the Common Stock no longer being eligible for quotation on Nasdaq and trading, if any, of the Common Stock would thereafter be conducted on the non-Nasdaq over-the-counter market. Trading, if any, of the Common Stock would thereafter be conducted on the OTC Bulletin Board. As a result of such ineligibility for quotations, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of the Common Stock. Furthermore, the regulations of the Commission promulgated under the Exchange Act require additional disclosure relating to the market for penny stocks. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. A disclosure schedule explaining the penny stock market and the risks associated therewith is required to be delivered to a purchaser and various sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

         NO DIVIDENDS. The Company has never paid cash dividends on its Common Stock. The Company intends to retain any future earnings to finance its growth. Accordingly, any potential investor who anticipates the need for current dividends from an investment in the Common Stock should not purchase any of the Common Stock offered hereby. In addition, the Loan and Security Agreement limits the Company's ability to pay dividends without the lender's consent.

         FUTURE SALES OF COMMON STOCK. Sales of the Company's Common Stock in the public market after this Offering by existing stockholders could adversely affect the market price of the Common Stock.

         ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. Pursuant to its Certificate of Incorporation, as amended, the Company has an authorized class of 1,000,000 shares of preferred stock which may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board may determine without any vote of the stockholders. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company, could result in the dilution of the voting power of the Common Stock purchased in this Offering. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law, among other things, may restrict the ability of the stockholders to expect a merger or business combination or to obtain control of the Company. See "Description of Securities-Preferred Stock."

         LIMITED LIABILITY FOR DIRECTORS. The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions under Delaware law. This may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. In addition, the Company's By-laws provide for mandatory indemnification of directors and officers.

         FORWARD LOOKING STATEMENTS. This Prospectus contains certain forward-looking statements, which are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all the forward-looking statements involve risks and uncertainty, including without limitation, all of the risk factors specified above. Although the Company believes that the assumptions, underlying the forward- looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                 USE OF PROCEEDS

         The Company could receive up to $3,607,750 in proceeds from the exercise of the August 1996 Warrants and the Purchase Options. The Company intends to apply the net proceeds of this Offering for working capital and general corporate purposes, including product development, a reduction of the Company's outstanding indebtedness under its line of credit or for the acquisiton of fully developed products or businesses complementary to the Company's operations (although the Company is not currently negotiating to acquire anybusiness and has no commitments, understandings or arrangements with respect to any such acquisition) and the enhancement of marketing capabilities. The Company will not receive any proceeds from the re-sale of any of the Selling Shareholder Shares.

                                    DILUTION

         As of October 31, 1997, the unaudited net tangible book value of the Company was $10,513,000, or approximately $3.04 per share based on 3,455,000 shares of Common Stock outstanding. Net tangible book value per share represents the tangible assets of the Company less all liabilities, divided by the number of shares outstanding. Dilution represents the difference between the price per share of Common Stock paid by the holders of the August 1996 Warrants and the Purchase Options exercising all such securities pursuant to this Offering and the pro forma net tangible book value per share of Common Stock after this Offering. After giving effect to the exercise of the August 1996 Warrants and the Purchase Options, the adjusted net tangible book value of the Company at October 31, 1997, would have been $14,121,000 or $3.14 per share. This represents an immediate increase in pro forma net tangible book value of $.10 per share to existing shareholders and an immediate dilution of $2.935 per share to holders of the Purchase Options exercising their Purchase Options at $6.075 per share. The holders of the August 1996 Warrants will have no immediate dilution upon the exercise of the August 1996 Warrants since the exercise price of the August 1996 Warrants is $3.00 per share. The following table illustrates this dilution on a per share basis:

                                                                    August 1996        Purchase
                                                                     Warrants           Options
                                                                     --------           -------
Exercise Price .................................................       $3.00            $6.075

Net tangible book value per share before Offering...............       $3.04             $3.04

Net tangible book value immediately after the exercise of the
August 1996 Warrants and the Purchase Options...................       $3.14           $3.14(1)

Dilution of pro forma net tangible book value to purchasers
of Common Stock underlying the August 1996 Warrants and
the Purchase Options................................................    (2)             $2.935
                                                                        ===             ======

(1) Assumes that all of the August 1996 Warrants have been exercised.
(2) There is no immediate dilution upon the exercise of the August 1996 Warrants since the exercise price of the August 1996 Warrants is $3.00 per share.

                        COMMON STOCK SELLING SHAREHOLDERS

         The following table sets forth (i) the number of shares of Common Stock owned by each Selling Shareholder at December 1, 1997; (ii) the number of shares being offered for resale hereby by each Selling Shareholder; and (iii) the number and percentage of shares of Common Stock to be held by each Selling Shareholder after the completion of this Offering. Except as otherwise indicated in the Footnotes to such table, none of such Selling Shareholders has been an officer, director or employee of the Company for the past three years.

                                           Number of Shares of Common                                Shares of Common Stock
                                        Stock Beneficially Owned Prior to      Shares to be            Beneficially Owned
                Name                              Offering (1)              Sold in Offering             After Offering
                ----                              ------------              ----------------            ---------------

                                              Number          Percent                               Number            Percent
                                              ------          -------                               ------            -------

Leon Abramson and Lorraine Abramson           12,500             *               12,500                0                 0

Richard Ackerman                              12,500             *               12,500                0                 0

David Alexander                               12,500             *               12,500                0                 0

Alsa, Inc.                                    25,000             *               25,000                0                 0

Applewood Associates LP(2)                   396,213           11.1             125,000             271,213            6.0%

Neil Bellett                                  12,500             *               12,500                0                 0

Robert Bender                                 12,500             *               12,500                0                 0

Daniel Berger and Carolyn Berger              12,500             *               12,500                0                 0

Kenneth D. Cole                               12,500             *               12,500                0                 0

Damerel Trading S.A.                          25,000             *               25,000                0                 0

Drew Effron                                   12,500             *               12,500                0                 0

Chris Engel                                   12,500             *               12,500                0                 0

Richard Etra and Kenneth Etra                 12,500             *               12,500                0                 0

Steven Etra                                   31,000             *               31,250                0                 0

Andrew Feiner                                 12,500             *               12,500                0                 0

Gordon M. Freeman                            100,000            2.8             100,000                0                 0

Ernest Gottdiener                             12,500             *               12,500                0                 0

Paula Graff                                   12,500             *               12,500                0                 0

Peter Hunt                                    12,500             *               12,500                0                 0

Daniel A. Kaplan                              12,500             *               12,500                0                 0

Richard C. Kaufman and Elaine J.              12,500             *               12,500                0                 0
Lenart

Norman Kurtz                                  12,500             *               12,500                0                 0

Mariwood Investments                          12,500             *               12,500                0                 0

Anthony Peyser                                12,500             *               12,500                0                 0

RJB Partners, L.P.                            12,500             *               12,500                0                 0

Steven Rosen                                   6,250             *                6,250                0                 0

Rebecca Rubenstein                            25,000             *               25,000                0                 0

Alan J. Rubin                                 12,500             *               12,500                0                 0

                                           Number of Shares of Common                                Shares of Common Stock
                                        Stock Beneficially Owned Prior to      Shares to be            Beneficially Owned
                Name                              Offering (1)              Sold in Offering             After Offering
                ----                              ------------              ----------------            ---------------
                                              Number          Percent                               Number            Percent
                                              ------          -------                               ------            -------

Jeffrey Rubinstein                            25,000             *               25,000                0                 0

Chana Sasha Foundation                        16,667             *               16,667                0                 0

Curtis Schenker                               12,500             *               12,500                0                 0

Alan and Nancy Shapiro                        12,500             *               12,500                0                 0

Carl E. Siegel                                12,500             *               12,500                0                 0

Gregory Trubowitsch                            6,250             *                6,250                0                 0

21st Century Communications Foreign        1,068,678           30.0              11,500(6)          943,678            21.0
Partners, L.P.(3)

21st Century Communications T-E            1,068,678           30.0              28,500(7)          943,678            21.0
Partners, L.P.(4)

21st Century Communications, L.P.(5)       1,068,678           30.0              85,000(8)          943,678            21.0

Charles Warshaw                                6,250             *                6,250                0                 0

Aaron Wolfson                                 16,667             *               16,666                0                 0

Abraham Wolfson                               16,667             *               16,667                0                 0

William Wolfson                               25,000             *               25,000                0                 0

GKN Securities Corp.                          89,265(9)         2.5              89,265                0                 0

Roger Gladstone                               24,345(9)          *               24,345                0                 0

Robert Gladstone                              24,345(9)          *               24,345                0                 0

David M. Nussbaum                             24,345(9)          *               24,345                0                 0

Kirlin Securities, Inc.                        7,700             *                7,700                0                 0

------------------------------
*        Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of the Company's Common Stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(2) Represents 271,213 shares of Common Stock and 125,000 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants. The general partners of Applewood Associates, L.P. are Irwin Lieber, Barry Rubenstein, Barry Fingerhut and Applewood Capital Corp.

(3) Represents (i) 86,142 shares of Common Stock owned by 21st Century Communications Foreign Partners, L.P. ("21st Foreign"), (ii) 639,840 shares of Common Stock and 217,696 shares of Common Stock owned by 21st Century Communications Partners, L.P. ("21st Partners") and 21st Century Communications T-E Partners, L.P. ("21st T-E"), respectively of which 21st Foreign disclaims beneficial ownership, (iii) 11,500 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants held by 21st Foreign and (iv) 28,500 and 85,000 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants held by 21st T-E and 21st Partners, respectively. The general partners of 21st Foreign are Sandler Investment Partners, L.P., a New York limited partnership ("Sandler General Partner") and InfoMedia. The general partner of the Sandler General Partner is Sandler Capital Management, a New York general partnership ("SCM"). The general partners of SCM and corporations that are affiliates of Harvey Sandler, Barry Lewis, John Kornreich, Michael Marocco and Andrew Sandler. Infomedia's shareholders are Irwin Lieber, Barry Fingerhut and Barry Rubenstein.

(4) Represents (i) 217,696 shares of Common Stock owned by 21st T-E, (ii) 639,840 shares of Common Stock and 86,142 shares of Common Stock owned by 21st Partners and 21st Foreign, respectively, of which 21st T-E disclaims beneficial ownership, (iii) 28,500 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants held by 21st T-E and (iv) 11,500 and 85,000 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants held by 21st Foreign and 21st Partners, respectively, of which 21st T-E disclaims beneficial ownership, The general partners of 21st Partners are the Sandler General Partner and InfoMedia. The general partner of the Sandler General Partner is SCM. The general partners of SCM are corporations that are affiliates of one or more of Harvey Sandler, Barry Lewis, John Kornreich, Michael Marocco and Andrew Sandler. Infomedia's shareholders are Irwin Lieber, Barry Fingerhut and Barry Rubenstein.

(5)      Represents  (i) 639,840  shares of Common Stock owned by 21st Partners,
         (ii) 217,696 shares of Common Stock and 86,142 shares of Common Stock owned by 21st T-E and 21st Foreign, respectively, of which 21st Partners disclaims beneficial ownership (iii) 85,000 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants held by 21st Partners and (iv) 11,500 and 28,500 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants held by 21st Foreign and 21st T-E respectively, of which 21st Partners disclaims beneficial ownership. The general partners of 21st Partners are the Sandler General Partner is SCM. The general partners of SCM are corporations that are affiliates of one or more of Harvey Sandler. InfoMedia's shareholders are Irwin Lieber, Barry Fingerhut and Barry Rubenstein.

(6)      Does not  include  1996  Warrant  Shares to be sold by 21st T-E or 21st
         Partners.

(7) Does not include 1996 Warrant Shares to be sold by 21st Foreign or 21st Partners.

(8)      Does not  include  1996  Warrant  Shares to be sold by 21st T-E or 21st
         Foreign.

(9) Excludes Purchase Option Shares held by GKN Securities Corp. Messrs. Nussbaum and Gladsone are directors and officers of GKN Securities Corp. and they each disclaim beneficial ownership of all Purchase Option Shares held by GKN Securities Corp.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company is 13,000,000 shares, consisting of 12,000,000 shares of Common Stock, $.01 par value per share and 1,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"). As of October 31, 1997, there were 3,455,000 shares of Common Stock outstanding. Upon the completion of this Offering there will be 4,500,000 shares of Common Stock outstanding. No shares of Preferred Stock are outstanding at the date hereof.

Common Stock

         The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued and paid for as set forth in this Prospectus, will be, fully paid and nonassessable.

Preferred Stock

         The Company's authorized shares of Preferred Stock may be issued in one or more series, and the Board of Directors is authorized, without further action by the stockholders, to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including dividend, voting, redemption and conversion rights. The Board of Directors also may designate par value, preferences in liquidation and the number of shares constituting any series. The Company believes that the availability of Preferred Stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. It is not possible to state the actual effect of the authorization and issuance of any series of Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of a series of Preferred Stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, , or impairing liquidation rights of such shares without further action by holders of the Common Stock. In addition, under various circumstances, the issuance of Preferred Stock may have the effect of facilitating, as well as impeding or discouraging, a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Issuance of Preferred Stock could also adversely effect the market price of the Common Stock. The Company has no present plan to issue any additional shares of Preferred Stock.

                              PLAN OF DISTRIBUTION

         This Offering is self-underwritten; the Company has not employed an underwriter for the resale of the Selling Shareholder Shares and will bear all expenses of this Offering.

1996 Warrant Shares and the Purchase Option Shares

         The 1996 Warrant Shares and the Purchase Option Shares may be reoffered and resold for the account of the Selling Shareholders from time to time on NASDAQ or the Boston Stock Exchange, or in negotiated transactions, at fixed prices which may be changed or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring shares from the Selling Shareholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing in the over-the-counter market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the Selling Shareholders and applicable transfer taxes, are payable by the Selling Shareholders.

Exercise of Options, Resale of the Selling Stockholder Shares by the Holders Thereof

         The August 1996 Warrants and the Purchase Options may be exercised, when exercisable, at the discretion of the holder thereof, by the delivery to the Company at its principal executive offices at 2 Old New Milford Road, Brookfield, Connecticut 06084. Payment must be made in the form of cash or check payable to the order of the Company.

                                  LEGAL MATTERS

         The legality of the shares of Common Stock reoffered hereby has been passed upon for the Company and the Selling Shareholders by Olshan Grundman Frome & Rosenzweig LLP, New York, New York.

                                     EXPERTS

         The financial statements of The Millbrook Press Inc. as of July 31, 1997 and July 31, 1996, and for each of the years in the two year period ended July 31, 1997; have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation, as amended, limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for
(i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

         The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

No dealer, salesman or any other person is authorized to give any information or to make any representations in connection with this offering not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of any offer to buy any security other than the Securities offered by this Prospectus or an offer by any person in any jurisdiction where such an offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that information herein is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS

                                                                        PAGE

Incorporation of Certain Documents
  By Reference.............................................................3
Prospectus Summary.........................................................4
Risk Factors...............................................................7
Use of Proceeds...........................................................12
Dilution..................................................................13
Common Stock Selling Shareholders.........................................14
Description of Securities.................................................17
Plan of Distribution......................................................17
Legal Matters.............................................................18
Experts...................................................................18
Indemnification of Officers and Directors.................................18


                        1,045,000 Shares of Common Stock


                            THE MILLBROOK PRESS INC.



                                   PROSPECTUS



                                December __, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated costs and expenses to be borne by the Company in connection with the offering described in the Registration Statement, other than underwriting commissions and discounts.


Registration Fee......................................     $1,108.40(1)
Legal Fees and Expenses...............................     15,000.00
Accounting Fees and Expenses..........................     10,000.00
Blue Sky Fees and Expenses............................     1,000.00
Miscellaneous Expenses................................     12,841.60
                                                           ---------
         Total........................................     $50,000.00(2)
                                                           =============

--------------------
(1) Previously paid in October 1996 with the filing of a Registration Statement on Form SB-2 (Registration No. 333-14631)

(2) In connection with the filing of a Registration Statement on Form SB-2 (Registration No, 333-14631), the Company incurred expenses of approximately $867,000. The amounts reflected consist of additional expenses relating to the filing of this Post-Effective Amendment No. 1 on Form S-3 to Form SB-2.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of The Millbrook Press Inc. ("Company") is insured or indemnified in any manner against liability which he may incur in his capacity as such.

         The Certificate of Incorporation, as amended ("Certificate of Incorporation"), of the Company provides that the Company shall indemnify to the fullest extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. The pertinent section of Delaware law is set forth below in full. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the
Certificate of Incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

         The Company obtained a directors and officers insurance and company reimbursement policy in the amount of $1,000,000. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and would reimburse the Company for such loss for which the Company has lawfully indemnified the directors and officers.

         See the second and third paragraphs of Item 28 below for information regarding the position of the Securities and Exchange Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended ("Securities Act").

         Section 145 of the General Corporation Law provides as follows:

                  (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) A  corporation  may  indemnify  any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

                  (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g) A  corporation  shall have power to purchase  and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  (h)  For  purposes  of  this   section,   references  to  "the
         corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Company has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken or not taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company.

ITEM 16.  EXHIBITS

EXHIBIT NO.
-----------

*4.1     Form of Common Stock Certificate.

 *4.2 Form of Underwriter's Common Stock Purchase Option granted to GKN Securities Corp.
 *4.3    Form of Bridge Warrant.
 *5.1    Opinion of Olshan Grundman Frome & Rosenzweig LLP
 23.1    Consent of KPMG Peat Marwick LLP
*23.2    Consent of Olshan Grundman Frome & Rosenzweig LLP
 24      Power of Attorney (included in Part II, page II-9).

------------
* Previously filed as an Exhibit to the Company's Registration Statement on Form SB-2 (No. 333-14631)


ITEM 17.  UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Connecticut on the 29th day of December, 1997.

                                        THE MILLBROOK PRESS INC.



                                        By: /S/ JEFFREY CONRAD
                                            ------------------------------------
                                            Name:  Jeffrey Conrad
                                            Title: President and Chief
                                                   Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Satish Dua and Jeffrey Conrad, and each one of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        NAME                               TITLE                                          DATE
        ----                               -----                                          ----
  /S/ JEFFREY CONRAD       President and Chief Executive Officer                  December 29, 1997
----------------------         (Principal Executive Officer)
Jeffrey Conrad

  /S/ SATISH DUA           Chief Financial Officer (Principal Financial           December 29, 1997
----------------------          Officer and Principal Accounting Officer)
Satish Dua

  /S/ HOWARD GRAHAM        Chairman of the Board                                  December 29, 1997
----------------------
Howard Graham

  /S/ FRANK J. FARRELL     Director                                               December 29, 1997
----------------------
Frank J. Farrell

  /S/ BARRY FINGERHUT      Director                                               December 29, 1997
----------------------
Barry Fingerhut

 /S/ BARRY RUBENSTEIN      Director                                               December 29, 1997
----------------------
Barry Rubenstein

 /S/ HANNAH STONE          Director                                               December 29, 1997
----------------------
Hannah Stone